SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 Form 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported) December 1, 1997


                       Registrant; State of Incorporation; IRS Employer
COMMISSION FILE NUMBER ADDRESS; AND TELEPHONE NUMBER       IDENTIFICATION NO.

1-5532-99              PORTLAND GENERAL ELECTRIC COMPANY   93-0256820
                       (an Oregon Corporation)
                       121 SW Salmon Street
                       Portland, Oregon 97204
                       (503) 464-8000



                     121 S.W. SALMON STREET, PORTLAND, OREGON            97204

                      (Address of principal executive offices)         (zip
code)

               Registrant's telephone number, including area code 503-464-8820

ITEM 5.              OTHER EVENTS

CUSTOMER  CHOICE  IMPLEMENTATION  PROPOSAL  - Portland General Electric Company
(PGE), a wholly-owned subsidiary of Enron Corp. (Enron), has filed a proposal before the Oregon Public Utilities Commission (OPUC) which would give all of its customers a choice of electricity providers and provide a forecasted price decrease of $108 million or about 10% as early as December, 1998. PGE's Customer Choice Implementation Proposal includes new tariffs and a new structure for the company. If approved by the OPUC, PGE would become a regulated transmission and distribution company focused on delivering, but not selling electricity. PGE would continue to operate and maintain the electricity delivery system and handle outage restoration, while other competitive companies would market power to customers over that system. To effect this restructuring PGE is asking for OPUC approval to sell all its generating assets, which represent approximately 27% of PGE's total assets, and power supply and purchase contracts. A sale of PGE's supply portfolio would allow the OPUC to put a dollar value on "transition costs," the costs that a utility company would be unable to recover in a competitive market. PGE is seeking full recovery of these transition costs.

RESIDENTIAL EXCHANGE PROGRAM - PGE has filed a request with the OPUC seeking an
11.9 percent rate increase effective January, 1998 for its residential and small farm customers. This request is due to the Bonneville Power Administration's (BPA) elimination of the Residential Exchange Credit. Exchange benefits, and any related changes in the amount of benefits, have generally passed directly to PGE's customers in the form of price increases or decreases.

WNP-3 SETTLEMENT  EXCHANGE AGREEMENT - The Federal Energy Regulatory Commission
(FERC) approved the transfer to Enron, of PGE's rights and certain obligations under the WNP-3 Settlement Exchange Agreement (WSA) and the long-term power sale agreement with the Western Area Power Administration.

For further background information regarding  Customer Choice,  the Residential
Exchange   Program  and  the  WNP-3 Settlement Exchange Agreement see  the  PGE
report on Form 10-Q for the quarter ended September 30, 1997.



                                Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                       Portland General Electric Company


December 17, 1997      By                /S/        JOSEPH       E.       FELTZ

                                          Joseph E. Feltz
                                              Controller
                                       Assistant Treasurer